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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

    We consent to the references to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related prospectus of Sprint Corporation for the registration of $1,750,000,000 6.0% Notes due 2007 and to the incorporation by reference therein of our reports dated February 1, 2000, with respect to the consolidated financial statements and schedule of Sprint Corporation, as amended, and the combined financial statements of the Sprint FON Group and the Sprint PCS Group, as amended, included in Sprint Corporation's Annual Report (Form 10-K/A) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                        ERNST & YOUNG LLP

Kansas City, Missouri
December 18, 2001